SCHEDULE 14 C

                INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Check the appropriate box:

                      [ ] Preliminary information statement
                      [X] Definitive information statement

         For use of the Commission only (as permitted by Rule 14c-5(d)(2))

                               MEGACHAIN.COM, LTD.
                 (NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

             Payment of Filing Fee (Check the appropriate box):

                             [X] No fee required.
               [ ] Fee computed on table below per Exchange Act

Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
     Not Applicable.
(2)  Aggregate number of securities to which transaction applies:
     Not Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     Not Applicable.
(4)  Proposed maximum aggregate value of transaction:   Not Applicable.
(5)  Total fee paid:   Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not Applicable.
(2)  Form, Schedule or Registration Statement No.  : Not Applicable.
(3)  Filing Party: Not Applicable.
(4)  Date Filed: Not Applicable.






                               MEGACHAIN.COM, LTD.
                   34 West 8th Avenue - Vancouver, BC V5Y 1M7
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                                  July 27, 2001



Dear Stockholder:

         This Information Statement is being provided to inform you that the holders of a majority of the outstanding Common Stock of MegaChain.com, Ltd., a Delaware corporation (the "Company"), have delivered to the Company written consent to the following actions:

                1. Authorizing a reduction in the total number of shares of Common Stock of the Company at the ratio of one new share for four old shares. As of the date of the enclosed Information Statement, there are 1,220,200 shares of Common Stock issued and outstanding. After the reduction, the total number of outstanding shares of Common Stock will be approximately 300,000. See "Reduction in Total Number of Outstanding Shares of Common Stock."

         The actions taken by the holders of a majority of the outstanding Common Stock will become effective twenty-one (21) days from the date hereof.

         The Company urges you to follow the instructions set forth in the enclosed Information Statement under the section entitled "Reduction in the Total Number of Outstanding Shares of Common Stock - How to Exchange Old Certificates for New Certificates" to surrender the certificate(s) representing your shares for certificate(s) representing new shares of Common Stock.

         This Information Statement is being provided to you for information purposes only. Your vote is not required to approve the above actions. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

Very truly yours,


/s/Tom Lavin
----------------------------
Tom Lavin, President and CEO





                              INFORMATION STATEMENT
                                       OF
                               MEGACHAIN.COM, LTD.

                       NOTICE TO STOCKHOLDERS PURSUANT TO
              SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934


         This Information Statement is being furnished to the holders of Common Stock, par value $.0001 per share (the "Common Stock"), of MegaChain.com, Ltd., a Delaware corporation (the "Company") to inform you that the Board of Directors of the Company and the holders of a majority of the outstanding Common Stock ("Majority Holders") have authorized, by written consent dated June 26, 2001, a reduction in the total number of issued and outstanding shares of Common Stock of the Company at the ratio of one new share for four old shares.

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                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

                        REQUESTED NOT TO SEND US A PROXY
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         REDUCTION IN TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK

         The Board of Directors and Majority Holders have approved and adopted by written consent a reduction in the total number of outstanding shares of Common Stock of the Company at the ratio of one new share for four old shares. As of the date of the enclosed Information Statement, there are 1,220,200 shares of Common Stock issued and outstanding. After the reduction, the total number of outstanding shares of Common Stock will be approximately 300,000.

Principal Reasons for the Share Reduction

         The Board of Directors and Majority Holders believe that the Common Stock will attract the support of more market makers and security analysts if there are fewer shares and, therefore, a higher price per share. In addition, the Common Stock is likely to be more attractive to individual and institutional investors as well as investment bankers if there are fewer shares outstanding and each share trades at a proportionally higher price.

How to Exchange Old Certificates for New Certificates

         Enclosed are (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the Company Certificates in exchange for new certificates. Upon surrender of a Company Certificate for cancellation to the Company, together with a duly executed letter of transmittal, the holder of such Company Certificate shall, as soon as practicable following the Effective Date, be entitled to receive in exchange therefore a post-reduction certificate representing that number of whole shares of Common Stock into which the Common Stock theretofore represented by the Company Certificate so surrendered have been converted as a result of the reduction and the Company Certificate so surrendered will be canceled.

         Because of the reduction in the total number of shares outstanding, holders of Company Common Stock are not required to exchange their Company Certificates for post-reduction certificate(s). Dividends and other distributions declared after the Effective Date with respect to Common Stock and payable to holders of record thereof after the Effective Date will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Common Stock, which by virtue of the reduction are represented thereby and such holder will be entitled to exercise any right as a holder of Common Stock, until such holder has surrendered the Company Certificate.